Exhibit 10.15

October 9, 2021

Tsafi Erlich Goldman

(aka Robin Joy Erlich Goldman) Dear Tsafi,

On behalf of Payoneer Inc. (“Payoneer” or the “Company”), I am pleased to offer you to continue in the position of Chief Legal and Regulatory Officer of Payoneer Global Inc., under the employ of Payoneer Inc., reporting to its CEO and based at the Company’s offices in New York. Your employment with the Company shall be deemed continuation of your service to the Payoneer group. We believe you will continue to add substantially to the team and contribute greatly to the ultimate success of Payoneer.

The principal terms of our offer for your employment with the Company are as set forth below:

1.	Position: Full-time, Chief Legal and Regulatory Officer

2.	Start Date: November 1, 2021, or any other day as agreed by both parties.

3.	Compensation:

a.	Base Salary: Your annual base salary will be USD $360,000 per year, less applicable taxes and withholdings, and payable in accordance with the Company’s standard payroll schedule. As an exempt employee, you will be paid your salary for all hours worked in a given workweek and will not be eligible for overtime.

b.	Bonus: You will be eligible to receive an annual performance bonus, awarded at Payoneer’s sole discretion and payable, if any, at the end of the budget year. You must have been employed by the Company at the end of the bonus pay cycle for such budget year to earn or receive any bonus. The total annual bonus will be targeted at 50% of your annual salary, but there is no guarantee as to the amount, if any, that may be awarded. Any bonus awarded for the current calendar year will be prorated based on your start date.

4.	Benefits: As a full-time employee, you will be eligible to participate in any employee benefit plans offered to other full-time employees, subject to the eligibility requirements and terms of any such plans. In addition, you will be entitled to 20 days of paid vacation days in accordance with the Company’s vacation policy, as in effect from time to time. You will also be entitled to sick

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001	www.payoneer.com

leave in accordance with the Company’s sick leave policy, as in effect from time to time, and in accordance with applicable law. A full benefits package will be sent to you under separate cover. The Company reserves the right to amend, modify or terminate such benefit plans and policies at its sole discretion.

5.	Relocation Assistance & Related Expenses: As you are relocating from Israel to the USA, you will be offered the following relocation assistance to be paid for by the Company, by way of reimbursement against receipts or by direct payment by the Company.

a.	Allowance: You will be paid a relocation allowance of up to $20,000 USD. Receipts for the expenses should be submitted to the Company no later than 30 days after they are incurred and will be paid to you by the Company no later than 30 days thereafter. All such expenses should be submitted for reimbursement within the first six months of employment. In the event that you voluntary terminate your employment in the company within the first 12 months since your start date, you will be required to repay the company the allowance.
b.	Flights: In addition, the Company will bear the cost of relocation flight from Israel to the United States for yourself and economy class flight ticket for your spouse upon your relocation.
c.	Accommodation: You will also receive 4 weeks of accommodation upon your move to New York. This will be done for you in coordination with the New York Office Manager and must be taken in your first 4 weeks.
d.	Home Leave. Within the first three (3) years of your relocation, you will be entitled to one economy class flight ticket per annum for your spouse for an annual visit to Israel.
e.	Repatriation. You will be entitled to a one-time repatriation allowance of up to $20,000 for actual expenses incurred by you in connection with your repatriation from the US back to Israel, provided such repatriation occurs upon termination of your employment hereunder, if initiated by the company, except for termination for cause, as defined in your initial employment agreement, and such expenses are incurred within the 6- month period immediately following termination of your employment hereunder, against valid invoices for such expenses. You will also be entitled to one single trip Economy Class flight ticket for your spouse within the first 2 months immediately following termination of your employment hereunder.

6.	Expenses: The Company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of the Company’s business in accordance with the Company’s business and travel policy.

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001	www.payoneer.com

7.	At-Will Employment: Employment with the Company is for no specific period of time. You or the Company each have the right to terminate your employment at any time by advance written notice to the other of one hundred eighty (180) days. The Company shall have the right, in its discretion, to ask that you cease work during all or part of the aforesaid notice period. Notwithstanding the foregoing, the Company shall be entitled to terminate your employment with immediate effect and without any prior notice for Cause. For the purpose hereof, “Cause” shall exist in case of (a) your conviction of, or plea of “guilty” of a felony or any crime involving moral turpitude, (b) your willful misconduct with regard to the business, assets or employees of the Company, (c) you being charged of theft, embezzlement, dishonesty or fraud with regard to the Company, (d) any other material breach by you of this Offer Letter which, if curable, remains uncured for seven (7) days after written notice thereof is given to you, and/or (e) any material breach of your duties, which are not curable to the Company."

8.	Confidentiality: Both during and after your employment, you have a personal responsibility to protect and maintain the confidentiality of information belonging or relating to Payoneer, its affiliates and their clients. Accordingly, you must not, except in the proper performance of your job duties or as required by law, use or exploit, or disseminate, disclose or divulge to any firm, corporation, association or other business entity any proprietary or confidential information in whatever form in which you may have acquired it in the course of your employment concerning the business, affairs, finances, clients, or relationships of Payoneer or its affiliates, or any of its or their suppliers, agents or clients. You must use your best efforts to prevent the unauthorized publication or disclosure of any such confidential or proprietary information. This obligation will continue after your employment ends, unless and until any such information comes into the public domain (other than through any breach by you). You acknowledge that the use and distribution of information learned in the course of your employment could contravene applicable law and regulations. Confidential information includes all information that reasonably would be regarded as confidential (including without limitation, customer names, customer contact details, customer financial information, sales and marketing plans, business plans of Payoneer or its affiliates or any documents or information marked as confidential). When you leave the Company’s employment you must return: (i) all items of Payoneer property, including but not limited to all Payoneer confidential information (including copies), smartphones, building or office access cards, keys, computer equipment, files, documents, records, software and databases; and (ii) any other information in your possession which relates to the Company’s clients or business. If requested, you must sign an undertaking that you have complied with the terms of this provision. You will also be required, as a condition of your employment, to sign the Company’s standard Employee Confidentiality and Non-Disclosure Agreement.

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001	www.payoneer.com

9.	Compliance with Company Policies. You agree to comply fully with all of the Company’s policies and procedures as may be in effect from time to time. Failure to do so shall be grounds for disciplinary action, up to and including termination of employment.

10.	Representations. You represent that you are free to accept employment with Payoneer without any contractual restrictions, express or implied, with respect to any of your prior employers or other third parties, including, but not limited to, non-solicitation or non-competition agreements. Your failure to disclose any such contractual restrictions may be grounds for rescission of this offer and/or termination of your employment. You further represent that you will not possess or use, during your employment with the Company, any confidential or proprietary information, including, but not limited to, documents, files, disks, or other materials, belonging to your former employer or any other third party, which you are otherwise prohibited from using in connection with your employment with the Company. Finally, you represent that you have not made any misrepresentations or omissions in the course of your application for employment with the Company.

11.	Contingencies: This offer of employment is contingent upon all of the following:

●	Your execution of the Company’s Confidentiality and Non-Disclosure Agreement;
●	Your provision to the Company of documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated; and
●	The Company’s receipt of satisfactory references and successful completion of a background check.

12.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles. This letter, along with the Proprietary Information and Inventions Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre- employment negotiations, whether written or oral. This letter may not be modified or amended except by written agreement signed by an authorized representative of the Company and you.

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001	www.payoneer.com

To accept the Company’s offer, please sign and date this letter in the space provided below.

I look forward to your favorable reply and to working with you at Payoneer. Sincerely,

/Aviva Arnon/Oct 10, 2021

Aviva Arnon Chief People Officer	October 9, 2021

ACCEPTED:

/Tsafi Goldman/Oct 11, 2021

Tsafi Goldman	Date

Payoneer Inc. 150 West 30th Street, Suite 500, New York, NY 10001	www.payoneer.com